Exhibit 99.1
CONTACT: Jim Kosowski
304-234-2440
RELEASE DATE: November 14, 2006
FOR IMMEDIATE RELEASE
WHEELING-PITTSBURGH BOARD ENDORSES
CSN SUBSTANTIALLY ENHANCED PROPOSAL
WHEELING, WV, November 14, 2006 — Wheeling-Pittsburgh Corporation (NASDAQ: WPSC) today said that its Board of Directors has endorsed Companhia Siderurgica Nacional’s substantially enhanced proposal to merge Wheeling-Pittsburgh with CSN’s North American assets.
     “We believe that CSN has been diligent in its efforts to respond to shareholder concerns. In this proposal, they provide more value for shareholders and more opportunities for current shareholders to take part in our future success,” said James G. Bradley, Wheeling-Pittsburgh Chairman and CEO. “This enhanced proposal validates the process our Board has conducted to maximize shareholder value.
     “As someone with 40 years of steel industry experience, I share CSN’s conviction that the proposed combination of Wheeling-Pittsburgh with CSN’s North American assets creates a strong combined company, uniquely positioned in the U.S. I believe, as does our Board of Directors, that CSN is the right partner for our shareholders, our Company, our employees and our steel communities.”
     Specifics of the proposal:
•	As consideration for CSN’s 49.5% interest in the combined company (the “Company”), CSN will contribute an incremental $50 million of cash to Wheeling-Pittsburgh, in addition to the contribution of: CSN LLC; the Slab Supply Agreement, that provides very favorable working capital terms and credit to Wheeling-Pittsburgh; the Exclusivity Agreement, that provides Wheeling-Pittsburgh exclusive marketing rights in North America for CSN products; and the Technology Sharing Agreement;

•	CSN will increase the value of the depositary “B” share to $32 from $30, which CSN will be required to redeem in four years;

•	CSN will reduce the Company’s Convertible Debt to $175 million; and

•	CSN would seek to commit the Company to a rights offering one year after the closing of the merger so that non-CSN shareholders would have the option to purchase up to 4.6 million shares (equal to half of shares underlying Convertible Debt) at the Convertible Debt strike price.
     This offer:
•	Improves the economic consideration to the underlying merger, which responds to questions regarding the appropriateness of the value of CSN’s assets being contributed;

•	Increases the “cash” component by raising the value of the depository “B” share to $32, and represents $24.41 in present value assuming a 7% yield-to-maturity, which implies a 34% premium to the closing price of $18.24 as of November 13, 2006. As an expression of its confidence in the benefits of the merger, CSN will take the risk that if it is unable to resolve any successorship issues with the USW, it will commit to sell shares in order to remain below 50% of ownership while purchasing the B shares;

•	Strengthens the balance sheet, by increasing the equity contribution by $50 million cash and reducing the Convertible Debt by $50 million;

•	Retains the merger structure that provides shareholders freedom of choice to take either “B” share cash or equity upside, which is in response to significant shareholder interest in continuing its equity participation;

•	Improves shareholders’ ability to participate further in future upside, through a rights offering at the end of the first year following completion of the merger; and

•	Provides current Wheeling-Pitt shareholders with the ability to maintain control equal to their 50.5% through the combined company’s merger consideration and rights offering
     “Today’s enhanced proposal clearly demonstrates the capacity of Wheeling-Pittsburgh’s Board of Directors to lead this company and to envision a strategic plan that both delivers superior shareholder value while transforming Wheeling-Pittsburgh’s operations and finances,” Bradley said.
     “Our Board has continuously sought to maximize shareholder value and remains committed to doing so. Shareholders, I believe, will validate our Board of Directors’ leadership by re-electing the current slate of directors,” Bradley said.
     Under the original Agreement and Plan of Merger previously announced on October 24, 2006, the parties agreed to merge Wheeling-Pittsburgh with a subsidiary of CSN, as a result of which Wheeling-Pittsburgh shareholders are to receive 50.5% of the combined company and CSN the remaining 49.5%. CSN had also agreed to contribute $225 million in cash through the issuance by the Company of a convertible debt security.
     On November 6, 2006, the companies announced an enhanced proposal, under which for each share of Wheeling-Pittsburgh, shareholders will have the choice of electing to receive either i) a share of common stock in the new combined company (“A Share”); ii) a Depositary Share that requires CSN to pay $30 per share in cash four years after the merger (“B Share”); or iii) a combination of A and B Shares. Each B share will represent the same class of common stock as the A Share that is deposited with a depositary and will be subject to a mandatory purchase by CSN for $30 per share on the 4th anniversary of the merger. The total number of B Shares will be limited to 50 percent of the total of A and B shares issued in the merger. The B shares will be listed for trading on the NASDAQ. CSN and the Company are in discussions to finalize the enhancement, subject to an amendment of the existing definitive agreements.
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